                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-62168

                                  ENRON CORP.
                 ZERO COUPON CONVERTIBLE SENIOR NOTES DUE 2021

                          PROSPECTUS SUPPLEMENT NO. 1

                              DATED AUGUST 3, 2001

                       TO PROSPECTUS DATED JULY 18, 2001
                               ------------------
     The selling securityholders table on page 43 of the prospectus is amended by this supplement no. 1 to include additional entities as selling securityholders and to list the current amounts of securities held by securityholders previously listed.

                                           PRINCIPAL AMOUNT AT
                                            MATURITY OF NOTES                    NUMBER OF SHARES
                                           BENEFICIALLY OWNED    PERCENTAGE OF   OF COMMON STOCK    PERCENTAGE OF
                                               THAT MAY BE           NOTES         THAT MAY BE       COMMON STOCK      MATERIAL
                  NAME                         SOLD HEREBY        OUTSTANDING     SOLD HEREBY(1)    OUTSTANDING(2)   RELATIONSHIP
                  ----                     -------------------   -------------   ----------------   --------------   ------------
AIG SoundShore Opportunity Holding
  Fund Ltd...............................      $ 4,940,000           0.26%           28,437.11              *%           None
AIG SoundShore Holdings Ltd..............        8,687,000           0.46            50,006.72              *            None
AIG SoundShore Strategic Holding Fund
  Ltd....................................        2,973,000           0.16            17,114.07              *            None
Alpha U.S. Sub Fund VIII, LLC............          500,000           0.03             2,878.25              *            None
BBT Fund, LP.............................       65,000,000           3.41           374,172.50              *            None
Credit Suisse First Boston...............       23,000,000           1.21           132,399.50              *            None
Deephaven Domestic Convertible Trading
  Ltd....................................       18,750,000           0.98           107,934.38              *            None
Goldman Sachs & Company..................       52,255,000           2.74           300,805.91              *            None
Innovest Finanzdienstleistungs...........          935,000           0.05             5,382.33              *            None
JMG Convertible Investments LP...........        7,500,000           0.39            43,173.75              *            None
JMG Capital Partners LP..................        2,500,000           0.13            14,391.25              *            None
JP Morgan Securities Inc.................       54,040,000           2.83           311,081.26              *            None
KBC Financial Products USA...............       21,000,000           1.10           120,886.50              *            None
Knight Securities LP.....................          750,000           0.04             4,317.38              *            None
Nicholas Applegate Investment Grade
  Convertible............................           30,000           0.01               172.70              *            None
Royal Bank of Canada.....................       30,000,000           1.57           172,695.00              *            None
Victory Capital Management as Agent for
  the Key Trust Convertible Securities
  Fund...................................          430,000           0.02             2,475.30              *            None
Victory Capital Management as Agent for
  the EB Convertible Securities Fund.....        2,440,000           0.13            14,045.86              *            None
Victory Capital Management as Agent for
  the Charitable Convertible Securities
  Fund...................................        2,270,000           0.12            13,067.26              *            None
Victory Capital Management as Agent for
  the Field Foundation of Illinois.......          110,000           0.01               633.22              *            None
Victory Capital Management as Agent for
  the GenCorp Foundation.................          100,000           0.01               575.65              *            None
Victory Capital Management as Agent for
  the Parker Key/Convertible.............          570,000           0.03             3,281.21              *            None
Victory Capital Management as Investment
  Manager for Health Foundation of
  Greater Cincinnati.....................          350,000           0.02             2,014.78              *            None
Victory Capital Management as Investment
  Manager for Potlatch...................        1,600,000           0.08             9,210.40              *            None
Victory Capital Management as Agent for
  the Union Security Life Insurance Co...           90,000           0.01               518.09              *            None
Victory Capital Management as Agent for
  the Victory Invest Quality Bond Fund...          230,000           0.01             1,324.00              *            None
Victory Capital Management as Agent for
  the Key Trust Fixed Income Fund........          550,000           0.03             3,166.08              *            None
Victory Capital Management as Agent for
  the Charitable Income Fund.............          360,000           0.02             2,072.34              *            None